EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Executive Employment Agreement ("Agreement") is made and entered into as of October 11, 1999 (the "Effective Date") by and between United Road Services, Inc., a Delaware corporation (the "Company") and Gerald R.
Riordan, an individual resident of the State of Colorado ("Executive").

                                    RECITALS

         WHEREAS, the Company is engaged in the business of motor vehicle and equipment towing, recovery and transport services (the "Business");

         WHEREAS, the Company desires to employ Executive on a full-time basis as Chief Executive Officer of the Company, and Executive is willing to be employed by the Company in that capacity on the terms and conditions set forth in this Agreement; and

         WHEREAS, Executive is employed hereunder by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which have been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable goodwill of the Company.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

         1. Employment. The Company hereby employs Executive on the terms set forth herein and Executive hereby accepts such employment.

         2. Duties. During the period of his employment with the Company hereunder, Executive will be employed as Chief Executive Officer of the Company. Executive will:

         (a) Devote his full business time, ability, knowledge and attention, and give his best effort and skill solely to the Company's business affairs and interests;



         (b) Perform such services and assume such duties and responsibilities appropriate to the positions identified above as well as those which may from time to time be reasonably assigned to him by the Board of Directors of the Company; and

         (c) in all respects use his best efforts to further, enhance and develop the Company's business affairs, interests and welfare.

         3.       Compensation.

         (a) Base Salary and Bonus. In consideration of Executive's services to the Company during the Employment Term, the Company will pay Executive a gross base salary of $300,000 per annum during the employment term. Executive's base salary will be paid in equal installments (pro rated for portions of a pay period) on the Company's regular pay days and the Company will

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                  withhold from such compensation all applicable federal and state income, social security, disability and other taxes as required by applicable laws. On at least an annual basis, the Compensation Committee of the Board of Directors (the "Compensation Committee") will review Executive's performance and may increase such base salary if, in its discretion, any such increase is warranted. The Company may also pay Executive such bonuses and other incentive compensation, including without limitation, stock options, as are determined from time to time to be appropriate by the Compensation Committee or another duly authorized committee of the Board of Directors based upon the satisfaction of performance targets established by such committee at the beginning of each year; provided, that the annual cash bonus payable to Executive hereunder shall not exceed 100% of Executive's gross base salary in any given year; and provided further that, as long as Executive continues to be employed by the Company as of December 31, 1999, Executive shall be entitled to a guaranteed bonus for fiscal 1999 equal to $50,000 in cash plus the number of shares of unregistered common stock of the Company determined by dividing $50,000 by the closing price of the Company's common stock, as reported by the Nasdaq Stock Market National Market, on December 31, 1999.

         (b) Stock Options. As an inducement essential to Executive entering into this Agreement, on the Effective Date, pursuant to the Non-Qualified Stock Option attached hereto as Exhibit A, the Company shall grant to Executive options to purchase 750,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock, as reported by the Nasdaq Stock Market National Market, on the Effective Date, which options shall vest in increments of 33-1/3% per year beginning on the first anniversary of the date of grant.

         4.       Change of Control.

         (a) Operation of Section 4. This Section 4 shall be effective, but not operative, immediately upon execution of this Agreement by the parties hereto and shall remain in effect so long as Executive remains employed by the Company, but shall not be operative unless and until there has been a Change of Control, as defined in subsection 4(b) hereof. Upon such Change of Control, this Section 4 shall become operative immediately.

         (b) Definition. For purposes of this Agreement, a "Change of Control" means (i) the sale of all or substantially all of the assets of the Company to any person or entity that, prior to such sale, did not control, was not under common control with, or was not controlled by, the Company, (ii) a merger or consolidation or other reorganization in which the Company is not the surviving entity or becomes owned entirely by another entity, unless at least fifty percent (50%) of the outstanding voting securities of the surviving or parent corporation, as the case may be, immediately following such transaction are beneficially held by such persons and entities in the same proportion as such persons and entities beneficially held the outstanding voting securities of the Company immediately prior to such transaction, (iii) any transaction or series of transactions which results in any person or "group" becoming the beneficial owner, directly or indirectly, of securities representing more than fifty percent (50%) of the outstanding voting securities of the Company, (iv) any time that, as a result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of the Company immediately before such transaction(s) cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company within one year of such transaction, or (v) the voluntary or involuntary dissolution, liquidation or winding up of the Company.

         (c) Executive's Election Upon Change of Control. If, while Executive is employed by the Company, a Change of Control (as defined in subsection (b) of Section 4) occurs Executive may, in his sole discretion, within one (1) year after the effective date of the Change of Control, give notice to the Company that he intends to elect to exercise his right to terminate his employment and receive the payments provided for


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                  in Section 4(d) hereof (the "Notice of Intention"). The right to give such Notice of Intention shall continue for one (1) year from the date of the Change of Control irrespective of any action by the Company pursuant to Section 7.2(c) within such one (1) year period. In the event that Executive elects not to exercise such rights, Executive's employment with the Company shall continue on the terms and conditions provided in this Agreement. In the event that Executive does elect to exercise such rights, Executive's employment with the Company shall terminate effective as of the date upon which the Notice of Intention is received by the Company. Within ten (10) business days after the Company's receipt of the Notice of Intention, payment by the Company to Executive of the amounts set forth in Section 4(d)(i) below shall be made by cashier's check, accompanied by a written notice to Executive setting forth the Company's computation of the amount payable pursuant to Section 4(d). If Executive takes exception to the Company's computation of such amount, Executive may (but shall not be prejudiced in his right to later contest the amount actually paid by failure to do so) give a further written notice to the Company setting forth in reasonable detail Executive's exceptions to the Company's computation. If the Company and Executive are unable to resolve any dispute over the total amount to be paid to Executive pursuant to Section 4(d)(i) hereof in accordance with Section 13 hereof within thirty (30) days after the date of the Notice of Intention, such dispute shall be submitted for resolution to an independent third party agreed upon between the Company and Executive (or if no agreement can be reached, to a panel selected pursuant to the rules of the American Arbitration Association) and any additional amount that is determined to be owed by the Company to Executive pursuant to Section 4(d)(i) hereof shall be paid to Executive by cashier's check within ten (10) business days after such dispute has been finally resolved.

         (d)      Compensation Upon Change of Control.

                  (i) If Executive gives the Notice of Exercise described in Section 4(c), the Company shall pay Executive a lump sum amount equal to three times Executive's base amount (as defined by Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code")) less one dollar ($1.00). In addition to the foregoing, the Company will continue to provide, for a period of three years from the effective date of Executive's termination, medical, life, dental and disability insurance coverage to Executive of the type and amount provided to Executive under the Company's insurance policies as in effect at the time of termination; provided, however, that if such coverage does not continue to be maintained by the Company or is otherwise not available to Executive, the Company shall provide for or make available to Executive substantially similar economic benefits; provided, however, that nothing in this subsection (i) shall obligate the Company to provide for or make any such similar economic benefits available to Executive if the Company does not have such benefits available to its other executive officers. At the conclusion of such two-year period, Executive shall be entitled to any COBRA or similar rights required by state or federal law. Notwithstanding anything in this Agreement to the contrary, in the event that the Company determines in good faith that any portion of the payments or other benefits set forth in this
                           Section 4(d) constitutes an excess parachute payment under Section 280(G) of the Code, then the Company shall have no obligation to provide such portion to Executive.


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                  (ii)     Payment of the amount set forth in Section 4(d)(i)
                           shall terminate Executive's rights to receive any and all other payments, rights or benefits pursuant to Sections 3, 6 and 7 of this Agreement from the date of termination, other than any payments, rights or benefits arising (x) pursuant to Section 15.6 of this Agreement, or (y) from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of such payments, rights or benefits after the termination of Executive's relationship with the Company.

                  (iii) The lump sum payment referred to in subsection (i) above shall be in addition to and shall not be offset or reduced by (x) any other amounts that have accrued or have otherwise become payable to Executive or his beneficiaries, but have not been paid by the Company, at the time Executive gives a Notice of Intention pursuant to Section 4(c) including, but not limited to, salary, disability benefits, retirement benefits, life and health insurance benefits, or any other compensation or benefit payment that is part of any valid previous, current, or future contract, plan or agreement, or (y) any indemnification payments that may be or become payable to Executive pursuant to the provisions of the Company's Certificate of Incorporation, By-laws, or similar policy, plan, or agreement relating to the indemnification of directors or officers of the Company under certain circumstances.

         5. Vesting of Stock Options Upon Change of Control. In the event of a Change of Control, in addition to any benefits provided to Executive upon a Change of Control pursuant to the relevant stock option plan or stock option agreement governing any grant of stock options to Executive, and regardless of whether Executive intends to give a Notice of Intention pursuant to Section 4(c) hereof, any and all stock options granted to Executive pursuant to any of the Company's stock option plans prior to the effective date of such Change of Control that are unvested as of the effective date of such Change of Control will become fully vested and exercisable beginning two business days prior to the effective date of such Change of Control without regard to any vesting schedules established in the relevant option plan or option agreement.

         6.       Benefits and Reimbursements.

         6.1 Executive will, during the Employment Term, have the right to receive such benefits as are generally made available to full-time executive officers of the Company, including the right to participate in any retirement plan that the Company may create. In addition, or inclusive of such benefits, the Company will provide Executive with the following:

                  (a) The opportunity to apply for coverage under the Company's medical, life, dental and disability plans, if any. If Executive is accepted for coverage under such plans, the Company will provide to Executive and his immediate family such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time.

                  (b) In addition to normal holidays recognized by the Company, Executive will be entitled to the greater of
                           (i) three (3) weeks paid vacation annually, or (ii) such other amount of paid vacation as may be afforded executive officers of similar position and seniority to Executive under the Company's policies in effect from time to time (prorated for any year in which Executive is employed for less than the full year).

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                  (c)      a housing allowance of up to $2,000 per month for a
                           period of eight (8) months from the Effective Date;

                  (d) reimbursement of actual and reasonable expenses incurred by Executive in connection with travel from the Company's headquarters in Albany, New York to Executive's residence in Denver, Colorado up to a maximum of two (2) trips per month for a period of eight (8) months from the Effective Date;

                  (e) reimbursement of actual and reasonable expenses incurred by Executive in relocating his principal residence from Denver, Colorado to Albany, New York;

                  (f) if, after Executive relocates his principal residence to Albany, New York and prior to one year from the Effective Date, there is a Change of Control (as defined in Section 4(b) hereof), reimbursement of actual and reasonable expenses incurred by Executive in relocating his principal residence back to Denver, Colorado or some other location reasonably acceptable to the Company; and

                  (g) the use of a Company automobile reasonably acceptable to Executive selected from among the vehicles damaged by the Company in the course of conducting its transport operations that would otherwise have been sold by the Company at auction.

         6.2 The Company will reimburse Executive for travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties hereunder, provided that all such expenses will be reimbursed only
(i) upon the presentation by Executive to the Company of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties, and (ii) if such expenses are consistent with all policies of the Company in effect from time to time as to the kind and amount of such expenses.

         7.       Term; Termination; Rights Upon Termination.

         7.1 Term. The Company hereby employs Executive and Executive hereby accepts employment with the Company for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date (as extended pursuant to the following provisions, the "Term"). As of the first day of any month following the Effective Date, the Term shall be extended for an additional one
(1) month period unless either Executive or the Company gives the other party written notice at least ten (10) days prior to the first day of such month that this Agreement shall terminate on the then scheduled expiration date of the Term. If such notice is given, this Agreement shall automatically terminate on such expiration date. If this Agreement is extended, the terms in effect under this Agreement immediately preceding such extension shall apply during the extension period. If Executive's employment hereunder is terminated by either the Company or Executive at any time for any reason, the expiration date shall thereupon no longer be automatically extended.

         7.2 Termination. This Agreement and Executive's employment may be terminated in any one of the following ways:

         (a) Death or Permanent Disability of Executive. Subject to the payment to Executive of the amounts required by Section 7.3 below, this Agreement will terminate immediately upon the death or permanent disability of Executive, whereupon Executive shall have no further rights or be entitled to any other benefits of this Agreement, other than the payments and benefits referred to in Section 7.3 below. Executive will be deemed permanently disabled for the purpose of this Agreement if, in the good faith determination of the Board of Directors, based on sound medical advice, Executive has become physically or mentally incapable of performing his duties hereunder for a continuous period of one hundred eighty (180) days, in which event Executive will be deemed permanently disabled upon the expiration of such one hundred eighty (180) day period.


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         (b)      Executive's Discharge for Cause. At any time during the term of this Agreement, subject to the payment to Executive of the amounts required by Section 7.3(a) below, the Company may terminate Executive's employment for "Cause" effective immediately upon its giving of written notice setting forth with particularity the facts and circumstances constituting such Cause, whereupon this Agreement will terminate and Executive shall have no further rights or be entitled to any other benefits of this Agreement, other than the payments and benefits referred to in Section 7.3(a) below. For purposes of this Agreement, "Cause" means the occurrence of one or more of the following: (i) the commission by Executive of any act materially detrimental to the Company, including but not limited to fraud, embezzlement, theft, bad faith, gross negligence, recklessness, dishonesty, gross insubordination or willful misconduct; (ii) gross incompetence or repeated failure or refusal to perform the duties required by this Agreement and as may be assigned to Executive by the Board of Directors from time to time; (iii) conviction of a felony or of any crime of moral turpitude; (iv) any material misrepresentation by Executive to the Company regarding the operation of the business; or (v) material breach of any covenant of this Agreement, provided, however, that the action or conduct described in clause (ii) or clause (v) above will constitute "Cause" only if Executive shall have either failed to remedy such alleged breach within thirty (30) days from his receipt of written notice from the Company demanding that he remedy such alleged breach, or shall have failed to take reasonable steps in good faith to that end during such thirty
                  (30) day period and thereafter; and provided further that there shall have been delivered to Executive a further notice after the end of such thirty (30) day period asserting that the Board of Directors has determined that Executive was guilty of conduct set forth in clause (ii) or clause (v), as the case may be, that Executive has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail; and provided further that Executive thereafter shall have received a certified copy of a resolution of the Board of Directors of the Company adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors at a meeting called and held for that purpose and at which Executive was given an opportunity to be heard, finding that Executive was guilty of conduct set forth in clause (ii) or clause (v), as the case may be, that Executive has failed to take reasonable steps in good faith to remedy such alleged breach, and specifying the particulars thereof in detail.

         (c) The Company's Right to Terminate Without Cause. Subject to the payment to Executive of the amounts required by Section 7.3 below, at any time during the term of this Agreement, the Company may terminate Executive's employment with the Company without "Cause" (as defined in Section 7.3 above), effective immediately upon written notice to Executive, whereupon this Agreement will terminate and Executive shall have no further rights or be entitled to any other benefits of this Agreement, other than the payments and benefits referred to in Section
                  7.3 below.

         (d) Executive's Right to Terminate At Will. Executive shall have the right at any time during the term of this Agreement, by giving written notice to the Company, to terminate this Agreement and Executive's employment with the Company effective as of the date on which such notice is given by Executive, unless the Company advises Executive that it requires the services of Executive for an additional period of time, not to exceed 30 days, in which case Executive's employment shall cease as of the end of such period (such effective date being hereinafter referred to as the "Executive Termination Date"). On the Executive Termination Date, this Agreement shall terminate and Executive shall have no further rights under or be entitled to any other benefits of this Agreement, other than the payments and benefits referred to in
                  Section 7.3(a) below.

        7.3       Compensation and Benefits Upon Termination.

        (a) Upon any termination of Executive's employment pursuant to this Section 7, Executive will be entitled to: (i) the compensation provided for in Section 3 hereof for the period

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                  of time ending with the effective date of termination; (ii)
                  compensation for any unused vacation that Executive may have accrued, as well as all earned benefits, up to and including the effective date of termination; (iii) "COBRA" benefits to the extent required by applicable law; and (iv) reimbursement for such expenses as Executive may have properly incurred on behalf of the Company as provided in Section 6.2 above prior to the effective date of termination.

        (b) If (i) the Company terminates Executive's employment pursuant to Section 7.2(c) above, or (ii) Executive terminates his employment following the Company's assignment to Executive of regular duties, responsibilities, or status which the Board of Directors determines, in good faith, to be materially inconsistent with Executive's duties, responsibilities, and status under this Agreement or a reduction or alteration in the nature or status of Executive's duties and responsibilities from those in effect prior to such assignment, then, in addition to the amounts payable in
                  Section 7.3(a) above:

                  (i) Executive will be entitled to receive a severance payment in an amount equal to (i) two times the amount of Executive's annual base salary in effect at the time of termination, plus (ii) the aggregate amount of the annual cash bonuses paid to Executive in the two years immediately preceding such termination (provided that if one of such years is 1999, the common stock portion of Executive's bonus shall be considered a cash bonus for purposes of this
                           Section 7.3(b)(i)), which amount shall be paid to Executive over a two-year period in equal installments (pro rated for portions of a pay period) on the Company's regular pay days, and the Company will withhold all applicable federal and state income, social security, disability and other taxes as required by applicable law; provided, however, that Executive's right to receive payments pursuant to this Section 7.3(b)(i) shall cease immediately upon a knowing violation by Executive of any of the provisions of Sections 8, 9 or 10 hereof.

                  (ii) any and all stock options granted to Executive pursuant to any of the Company's stock option plans prior to the effective date of such termination that are unvested as of the effective date of such termination will continue to vest, and Executive shall be permitted to exercise such options on the terms set forth in the relevant option plan and option agreement, in the same amounts and at the same times as such options would have vested had Executive remained employed by the Company until all such options become fully vested (the period between the effective date of termination and the date that all such options become fully vested being hereafter referred to as the "Option Vesting Period"); provided, however, that such continued vesting of options shall immediately cease upon a knowing violation by Executive during the Option Vesting Period of any of the provisions of Sections 8, 9 or 10 hereof.

                  (iii) the Company will continue to provide, for a period of two years from the effective date of Executive's termination, medical, life, dental and disability insurance coverage to Executive of the type and amount provided to Executive under the Company's insurance policies as in effect at the time of termination; provided, however, that if such coverage does not continue to be maintained by the Company or is otherwise not available to Executive, the Company shall provide for or make available to Executive substantially similar economic benefits; provided, however, that nothing in this subsection (iii) shall obligate the Company to provide for or make any such similar economic benefits available to Executive if the Company does not have such benefits available to its other Executive officers.

                  (iv) the Company will reimburse Executive for actual and reasonable expenses incurred by Executive in connection with outplacement services up to a maximum of $30,000.

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         (c)      In the event of a termination upon the death or permanent
                  disability of Executive as provided in Section 7.2(a) above, Executive or his estate shall be entitled to receive from the Company, for a period of twelve months following the effective date of termination, 100% of Executive's base salary at the rate then in effect, payable in equal installments (pro rated for portions of a pay period) on the Company's regular pay days, and the Company will withhold all applicable federal and state income, social security, disability and other taxes as required by applicable law; provided, however, that in the case of a termination upon the permanent disability of Executive, such payments shall be reduced by all payments in respect of Executive's salary payable to Executive under the Company's disability insurance, if any, for the same period.

         7.4 Effect of Termination. Subject to Section 4 hereof, the payments set forth in Section 7.3 will fully discharge all responsibilities of the Company to Executive under this Agreement or relating to or arising out of the termination of Executive's employment, and all other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that Executive's obligations under Sections 8, 9, and 10 shall survive such termination.

         8.       Unfair Competition by Executive.

         8.1 Executive agrees that all trade secrets, or confidential or proprietary information with respect to the activities and businesses of the Company, including, without limitation, personnel information, secret processes, know-how, customer lists, databases, ideas, techniques, processes, inventions (whether patentable or not), and other technical plans, business plans, marketing plans, product plans, forecasts, contacts, strategies and information (collectively "Proprietary Information") which were learned by Executive in the course of his employment by the Company, and any other Proprietary Information received, developed or learned by Executive hereafter in the course of his future employment by or in association with the Company, are confidential and will be kept and held in confidence and trust as a fiduciary by Executive. Executive will not use or disclose Proprietary Information of the Company except as necessary in the normal course of the business of the Company for its sole and exclusive benefit, unless Executive is compelled so to disclose under process of law, in which case Executive will first notify the Company promptly after receipt of a demand to so disclose.

         8.2 During the term of this Agreement and for the greater of (i) the period during which Executive is receiving compensation or benefits pursuant to
Section 7.3 hereof and (ii) a period of one year following the expiration or termination of this Agreement for any reason, directly or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business whatever nature, Executive will not:

         (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, financier, manager, executive, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company or any of its subsidiaries within 100 miles of any geographic location in which the Company or any of its subsidiaries conducts business at such time (or in the case of a termination or expiration of this Agreement, within 100 miles of any geographic location in which the Company or any of its subsidiaries conducted business at the time of such expiration or termination) (the "Territory");

         (b) call upon any prospective acquisition candidate on Executive's own behalf or on behalf of any competitor of the Company or any of its subsidiaries, which candidate was either called upon by the Company (including its subsidiaries) or for which

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                  the Company made an acquisition analysis, for the purpose of acquiring such entity; provided, however, that Executive shall not be charged with a violation of this Section 8.2(b) unless and until Executive shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity;

         (c) call upon, contact or solicit any person who is, at that time, an employee of the Company (including the subsidiaries thereof) for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the subsidiaries thereof);

         (d) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory;

         (e) disclose customers, whether in existence or proposed, of the Company (or the Company's subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose.

         (f) engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

         8.3 Except for activities expressly permitted by the prior written approval of the Board of Directors of the Company, during the term of this Agreement, the Executive will not: (a) engage in business independent of Executive's employment by the Company that requires any substantial portion of Executive's time; (b) serve as an officer, general partner or member in any for-profit corporation, partnership or firm; (c) serve as a director of any corporation, partnership or firm having the Business as its principal enterprise; or (d) directly, indirectly or through any Affiliate, invest in, participate in or acquire an interest in any entity engaged in the Business. For purposes of this Agreement, the terms: (i) "Affiliate" means as to any Person, each other Person that directly or indirectly (through one (1) or more intermediaries) controls, is controlled by or is under common control with such person; and (ii) "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust, associate (as defined in regulations promulgated by the Securities and Exchange Commission) or other legally recognizable entity. Notwithstanding anything herein to the contrary, the limitations in Sections 8.2 and 8.3 hereof will not prohibit any investment by the Executive of not more than 3% of the outstanding capital stock of a company whose securities are listed on a public exchange or the Nasdaq Stock Market National Market.

         8.4 Executive and the Company acknowledge that: (i) each covenant and restriction contained in Sections 8.1, 8.2, 8.3, 9 and 10 of this Agreement is necessary, fundamental, and required for the protection of the Company's business and goodwill; (ii) such covenants and restrictions relate to matters which are of a special, unique, and extraordinary character that gives each of them a special, unique, and extraordinary value which is difficult to measure in economic terms; and (iii) a breach of any such covenant or restriction will result in immediate and irreparable harm and damage to the Company which cannot be compensated adequately by a monetary award or other remedy at law. Accordingly, it is expressly agreed that, in addition to all other remedies available at law or in equity, and notwithstanding anything to the contrary in
Section 13 below, the Company will be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or restriction, or otherwise specifically to enforce the provisions contained in Sections 8.1, 8.2, 8.3, 9, and 10 of this Agreement.

         8.5 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in Sections 8.1, 8.2 and 8.3 impose a reasonable restraint on Executive in light of the activities and business of the Company (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities and business of the Company (including the subsidiaries thereof) throughout the term of this Agreement. It is further agreed by the parties that a portion of the compensation paid to Executive under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged. If the scope of any restriction contained in Sections 8.1, 8.2 or 8.3 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         8.6 Independent Covenant. Each of the covenants in Sections 8, 9 and 10 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action of Executive against the Company (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the time periods stated at the beginning of Sections 8.2 and 9, during which the agreements and covenants of Executive made in Sections 8.2 and 9 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of Section 8 or 9. The covenants contained in Sections 8, 9 and 10 shall not be affected by any breach of any other provision of this Agreement by any party hereto.

         9. Proprietary Matters. Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated, conceived or made by Executive, solely or jointly with another, during the term of this Agreement or within the greater of (i) the period during which Executive is receiving compensation or benefits pursuant to Section 7.3 hereof, and (ii) one (1) year following termination or expiration of this Agreement, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company, whether so generated or conceived during Executive's regular working hours or otherwise, and whether patentable or not, are the sole and exclusive property of the Company, and Executive shall promptly disclose any such improvements, inventions, discoveries, processes or know-how to the Company. Executive hereby assigns and agrees to assign all his interests in such improvements, inventions, discoveries, processes, and know-how to the Company or its nominees and agrees, whenever requested to do so by the Company (either during the term of this Agreement or thereafter), to execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend Letters of Patent, copyrights, trade names or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, or otherwise to protect the Company's interest therein.

         10. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

         11. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees, costs and expenses and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

         12. Key-Person Insurance. Executive agrees to make himself available and to undergo, at the Company's request and expense, any physical examination or other procedure necessary to allow the Company to obtain a key-person insurance policy on Executive. If the Company obtains such policy, it will maintain the policy at its expense and all proceeds will be the sole property of the Company.

         13. Resolution of Disputes. The parties will attempt in good faith promptly by negotiations to resolve any dispute or controversy arising out of or relating to this Agreement or to the employment or termination of Executive by the Company. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

         14. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that he or she is or was performing services within the course and scope of his or her employment with the Company under this Agreement, then the Company shall protect, defend, indemnify and hold harmless Executive against all expenses (including attorneys' fees, costs and expenses), judgments, fines, costs, liabilities, damages, and amounts paid in settlement, actually and reasonably incurred by Executive in connection therewith. Without limiting the requirement above that Executive be performing services within the course and scope of his or her employment, activities constituting violations of law or written Company policy shall not constitute services within the course and scope of Executive's employment, and the Company shall not indemnify Executive for any such activities. Executive agrees to immediately notify the Company of any threatened, pending or completed matter; provided, however, that Executive's failure to immediately notify the Company of such matter shall not relieve the Company of any obligation hereunder, unless, and only to the extent that, the Company is materially prejudiced by such delay or failure to give notice. Executive agrees to accept any attorney reasonably assigned by the Company to defend the Executive; provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys fees of such counsel.

         15.      Miscellaneous.

         15.1 Governing Law; Interpretation. This Agreement will be governed by the substantive laws of the State of New York applicable to contracts entered into and fully performed in such jurisdiction. The headings and captions of the Sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

         15.2 Assignment. This Agreement is personal to Executive and he may not assign any of his rights or delegate any of his obligations hereunder without first obtaining the prior written consent of the Board of Directors of the Company.

         15.3 Notices. Any notice, request, claim or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by certified mail, postage and certification prepaid, to Executive at his residence (as noted in the Company's records), or to the Company at its address as set forth below its signature on the signature page of this Agreement, or to such other address or addresses as either party may have furnished to the other in writing in accordance herewith.

         15.4 Severability. If any provision of this Agreement or the application of any such provision to either of the parties is held by a court of competent jurisdiction to be contrary to law, such provision will be deemed amended to the extent necessary to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect unless the result would be manifestly unjust or would deprive either party of the benefit of its bargain.

         15.5 Entire Agreement; Amendments. This Agreement and any other exhibits and attachments hereto constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. Except as provided in Section 15.4 above, this Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

         15.6 Attorneys' Fees. If it becomes necessary for any party to initiate legal action or any other proceeding to enforce, defend or construe such party's rights or obligations under this Agreement, the prevailing party will be entitled to its reasonable costs and expenses, including attorneys' fees, incurred in connection with such action or proceeding.

         15.7 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         16. EXECUTIVE ACKNOWLEDGMENT. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE RIGHTS AND OBLIGATIONS ARISING UNDER THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THIS AGREEMENT, AND THAT HE IS FULLY AWARE OF THE LEGAL EFFECT AND IMPLICATIONS OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:                                            Executive:

United Road Services, Inc.                          Gerald R. Riordan
17 Computer Drive West
Albany, NY  12205


By:_____________________________                    ____________________________
Name:  Richard A. Molyneux
Title:    Chairman of the Board